Exhibit 99.1

Worldspan Reports Third Quarter 2005 Results

Third Quarter
Revenue	$239.7 million
Operating Profit	$35.0 million
Net Income	$18.1 million

ATLANTA, November 7, 2005—Worldspan, L.P. today reported financial results for the third quarter ended September 30, 2005.  The Company reported revenues of $239.7 million, up 3% from the third quarter of 2004.  Operating profit was $35.0 million, an increase of 41% over the $24.9 million from the same period last year.  For the quarter, net income was $18.1 million compared to $9.8 million in the year earlier period.

“We are pleased with the continued growth in our earnings,” said Rakesh Gangwal, chairman, president and chief executive officer for Worldspan.  “The third quarter results reflect the strength of our e-commerce business and our continued focus on cost management.”

FINANCIAL HIGHLIGHTS

Third Quarter 2005

Revenue:  Third quarter revenue was $239.7 million, up 3% from revenue of $233.8 million in the third quarter of 2004.  Electronic travel distribution revenue was $222.5 million, a $4.6 million or 2% increase compared to $217.9 million in the third quarter of 2004. This increase was a result of continued online volume growth and higher yields in the third quarter of 2005 versus 2004, partially offset by a decline in traditional volumes. IT Services revenue increased by $1.3 million or 9% compared to the third quarter of 2004 primarily from higher revenues associated with subscription-based services, such as Rapid Reprice(sm) product and eTicketing(sm).

Operating Profit:  Third quarter 2005 operating profit was $35.0 million, an improvement of $10.1 million or 41% compared to an operating profit of $24.9 million in the third quarter of 2004.  This improvement reflects lower employee costs, lower communication and technology expenses, lower maintenance expenses, lower rental expenses and the recovery of $3.0 million of accounts receivable previously provided for, partially offset by higher inducements to travel agencies.

Net Income: Third quarter net income was $18.1 million compared to $9.8 million in the third quarter of 2004. This year-over-year increase was a result of the increased operating profit and decreased income tax expense, partially reduced by higher interest expense of $5.7 million as a result of our refinancing in February of 2005.

Cash Flow: Worldspan generated $45.3 million in cash from operations during the third quarter of 2005 compared to $21.5 million in the third quarter of 2004. Cash capital spending was $2.7 million in the third quarter of 2005, an increase of $0.5 million from the $2.2 million cash capital spending a year ago. Principal payments on the term loan were $33 million (or 4% of the total debt balance), representing mandatory payments of $1 million and discretionary payments of $32 million. The Company ended the quarter with a cash balance of $49.5 million.

Global Transactions:  Worldspan’s global transaction volumes were flat in the third quarter of 2005 compared to the third quarter of 2004. Transaction volumes by online agencies grew by 4% year over year, while traditional travel agency volumes declined by 4% in the quarter.

Worldspan, L.P.

Condensed Consolidated Statements of Income

(unaudited, in thousands)

	Three months ended Sept 30,			Nine months ended Sept 30,
	2005	2004	Change	2005	2004	Change

Revenue:
Electronic travel distribution	$222,487	$217,937	2%	$691,926	$682,963	1%
Information technology services	17,218	15,851	9%	53,992	48,159	12%
Total revenue	239,705	233,788	3%	745,918	731,122	2%
Operating expenses	204,676	208,869	2%	640,298	647,699	1%
Operating profit	35,029	24,919	41%	105,620	83,423	27%
Other (expense) income, net:
Interest expense, net	(15,793)	(10,104)	(56)%	(43,695)	(30,758)	(42)%
Loss on extinguishment of debt	—	—	—	(55,597)	—	—
Other, net	(275)	(1,285)	79%	(495)	(1,167)	58%
Income before income taxes	18,961	13,530	40%	5,833	51,498	(89)%
Income tax expense	860	3,685	77%	3,317	3,987	17%
Net income	$18,101	$9,845	84%	$2,516	$47,511	(95)%

Worldspan, L.P.

Transactions Summary

(in millions)

	Third Quarter			Year to Date
	2005	2004	Change	2005	2004	Change

Total Transactions	50.4	50.5	0%	160.2	157.9	1%
Geographic:
North America	40.5	40.4	0%	127.1	125.1	2%
Rest of World	9.9	10.1	(2)%	33.1	32.8	1%
Channel:
Traditional	23.4	24.5	(4)%	76.1	79.7	(5)%
Online	27.0	26.0	4%	84.1	78.2	8%
Air/Non-Air:
Air	45.0	45.1	0%	144.5	142.7	1%
Non-Air	5.4	5.4	0%	15.7	15.2	3%

Conference Call/Webcast

Worldspan will host a conference call discussing its third quarter 2005 results on Tuesday, November 8, 2005, at 11:00 a.m. EST, which will be Webcast on the Company’s web site at http://www.worldspan.com on the investor relations tab.  Please note that a replay of the Earnings Conference Call Webcast will be available online for 10 days from the date of the call.

About Worldspan

Worldspan is a leader in travel technology services for travel suppliers, travel agencies, e-commerce sites and corporations worldwide.  Utilizing some of the fastest, most flexible and efficient networks and computing technologies, Worldspan provides comprehensive electronic data services linking approximately 800 travel suppliers around the world to a global customer base.  Worldspan offers industry-leading Fares and Pricing technology such as Worldspan e-Pricing®, hosting solutions, and customized travel products.  Worldspan enables travel suppliers, distributors and corporations to reduce costs and increase productivity with technology like Worldspan Go!® and Worldspan Trip Manager® XE.  Worldspan is headquartered in Atlanta, Georgia.  Additional information is available at worldspan.com.

Statements in this release and any exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Worldspan, L.P. (“the Company”) on the date this release was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to:  the Company’s revenue being highly dependent on the travel and transportation industries; airlines limiting their participation in travel marketing and distribution services; and other changes or events which impact the travel industry or the Company. More information on potential risks and uncertainties is available in the Company’s recent filings with the Securities and Exchange Commission, including the Company’s annual Form 10-K report, Forms 10-Q, Forms 8-K and Form S-4.

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CONTACT:  Erin Hadaway, 770-563-6545, e-mail: erin.hadaway@worldspan.com